Exhibit (a)(5)(iii)

GMXR

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT

Alan Van Horn

Manager, Investor Relations

405.254.5839

GMX RESOURCES INC. ANNOUNCES $200 MILLION OFFERING OF SENIOR NOTES

Oklahoma City, Oklahoma, Friday, January 28, 2011 GMX RESOURCES INC., NYSE: ‘GMXR’; to today announced that, subject to market conditions, it intends to offer $200 million in aggregate principal amount of senior notes due 2019 in a private placement to eligible purchasers. The notes will be unsecured and guaranteed on a senior basis by certain of the Company’s existing subsidiaries and all future subsidiaries other than immaterial subsidiaries.

The Company intends to use the net proceeds of this offering (i) to fund the purchase price of pending acquisitions of undeveloped oil and gas leases in the Williston Basin (Bakken/Sanish-Three Forks Formation) and Denver Julesburg Basin (Niobrara Formation), (ii) to repay the current outstanding balance under its secured revolving credit facility, (iii) to fund an offer to purchase up to $50.0 million of its outstanding 5.00% convertible senior notes due 2013, (v) to fund its exploration and development program and (v) for other general corporate purposes.

The notes have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”), or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.